Exhibit 99

RPC, Inc. Reports First Quarter 2020 Financial Results

•	Reported loss of $0.76 per share, including long-lived asset impairment and other charges of $205.5 million
•	Adjusted loss of $0.04 per share[1]

ATLANTA, May 6, 2020 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2020. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2020, revenues were $243.8 million, a decrease of 27.2 percent, compared with $334.7 million in the first quarter of 2019. Revenues decreased due to lower activity levels and pricing, and a smaller fleet of pressure pumping equipment compared to the first quarter of the prior year. Operating loss for the first quarter of 2020 was $218.7 million compared to operating loss of $2.2 million in the same period of the prior year. Adjusted operating loss for the first quarter of 2020 was $13.2 million.2 Net loss for the first quarter of 2020 was $160.4 million, or $0.76 loss per share, compared to a net loss of $739 thousand, or $0.00 per share, in the first quarter of 2019. Adjusted net loss for the first quarter of 2020 was $9.0 million, or $0.04 adjusted loss per share.1 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2020 was negative $179.7 million, compared to EBITDA of $40.8 million in the same period of the prior year.3 Adjusted EBITDA for the first quarter of 2020 was $25.8 million.3

Cost of revenues during the first quarter of 2020 was $181.9 million, or 74.6 percent of revenues, compared to $252.4 million, or 75.4 percent of revenues, during the first quarter of 2019. Cost of revenues decreased primarily due to lower materials and supplies expenses and employment expenses consistent with lower activity levels.

Selling, general and administrative expenses were $36.5 million in the first quarter of 2020 compared to $45.4 million in the first quarter of 2019. These expenses decreased during the first quarter compared to the prior year primarily due to lower employment costs. Depreciation and amortization decreased to $39.3 million in the first quarter of 2020 compared to $42.5 million in the first quarter of the prior year.

In connection with the preparation of our first quarter financial statements, RPC recorded impairment and other charges of $205.5 million, the vast majority of which were non-cash. These charges were recognized in several of our service lines within RPC’s Technical Services operating segment.

1 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

First Quarter 2020 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2020 increased by $7.8 million, or 3.3 percent, compared with the prior quarter due to recovery from seasonally lower activity levels during the fourth quarter of 2019, which led to revenue increases in our largest service lines. Cost of revenues during the first quarter of 2020 increased by $5.1 million, or 2.9 percent, due to higher materials and supplies expense caused by increased pressure pumping activity. As a percentage of revenues, cost of revenues decreased slightly, from 75.0 percent in the fourth quarter of 2019 to 74.6 percent in the first quarter of 2020, due to increased utilization and improved operational efficiencies as well as cost reductions in the second half of 2019, primarily within pressure pumping. RPC’s operating loss for the first quarter of 2020 was $218.7 million, compared with an operating loss of $27.9 million in the fourth quarter of 2019. RPC’s adjusted operating loss for the first quarter of 2020 was $13.2 million, compared with an adjusted operating loss of $17.3 million in the fourth quarter of 2019. 2 Adjusted EBITDA for the first quarter of 2020 was $25.8 million compared to adjusted EBITDA of $23.2 million in the prior quarter. 3

Management Commentary

“The average U.S. domestic rig count during the first quarter of 2020 was 785, a 24.7 percent decrease compared to the same period in 2019, and a 4.3 percent decrease compared to the fourth quarter of 2019,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of oil during the first quarter was $47.23 per barrel, a 13.4 percent decrease compared to the same period in 2019, and a 16.8 percent increase compared to the fourth quarter of 2019. The average price of natural gas during the first quarter was $1.92 per Mcf, a 34.3 percent decrease compared to the same period in 2019, and a 34.2 percent decrease compared to the fourth quarter of 2019.

“During the first quarter we produced improved sequential financial results due to more streamlined operations, including a smaller geographic footprint. We were particularly pleased with the progress in pressure pumping, as this service line worked efficiently during the quarter for several high-utilization customers. Activity improved during the first part of the quarter as we were awarded favorable incremental work and existing customers resumed operations after the fourth quarter seasonal slowdown.

“Unfortunately, the combined impacts of the OPEC disputes and the COVID-19 pandemic overshadow our first quarter improvements. In response to the pandemic, RPC instituted strict procedures to ensure the health and safety of our employees, customers, and vendors while in our facilities or on operational locations.

“As March progressed, our customers began to cancel current and scheduled drilling and completion activities, in some cases while the operation was underway. By the end of the quarter, the domestic rig count began to decline precipitously, and oilfield operators announced significant capital expenditure reductions.

“Unique among recent downturns, the oilfield is currently being impacted by both an increase in oil production and a severe decrease in demand. The near-term impact to our activity levels is already more severe and abrupt than the previous downturn. Early in the second quarter we reduced our workforce, instituted compensation adjustments, lowered our expense structure, and decreased capital expenditures. Should the market continue to deteriorate, we will continue to adjust our cost structure as necessary.

“RPC will take whatever steps are necessary to endure this downturn and emerge as one of the survivors in our industry. In that regard, we ended the first quarter with $82.6 million in cash and a debt-free balance sheet. Our capital expenditures during the first quarter of 2020 were $25.0 million, and we currently project that 2020 capital expenditures will be approximately $50 million, down from our prior forecast of approximately $80 million,” concluded Hubbell.

First Quarter 2020 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 27.5 percent for the quarter compared to the same period of the prior year due to lower pricing and activity, as well as a smaller fleet of equipment within pressure pumping, which is the largest service line within this segment. On a sequential basis, Technical Services revenues increased by 4.0 percent during the first quarter of 2020 compared to the prior quarter due to higher activity levels within the largest service lines within this segment. Support Services revenues decreased by 21.9 percent during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues decreased by 6.0 percent during the first quarter of 2020 compared to the prior quarter. Technical Services incurred a substantially lower operating loss (without impairment charges) during the first quarter of 2020 compared to the prior quarter. Support Services’ operating profit increased in the first quarter of 2020 compared to the prior quarter due to improved profitability in several of the service lines which comprise this segment.

(in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenues:
Technical Services	$227,700	$218,886	$314,079
Support Services	16,077	17,111	20,577
Total revenues	$243,777	$235,997	$334,656
Operating (loss) profit:
Technical Services	$(12,207)	$(17,155)	$(4,457)
Support Services	1,547	1,173	3,137
Corporate expenses	(3,330)	(2,067)	(4,345)
Impairment and other charges *	(205,536)	(10,623)	-
Gain on disposition of assets, net	819	797	3,504
Total operating loss	$(218,707)	$(27,875)	$(2,161)
Interest expense	(113)	(73)	(89)
Interest income	334	330	800
Other (expense) income, net	(308)	160	445

Loss before income taxes	$(218,794)	$(27,458)	$(1,005)

* relates exclusively to Technical Services

First Quarter 2020 Earnings Release

RPC, Inc. will hold a conference call today, May 6, 2020 at 9:00 a.m. ET to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 5071426. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding our plans to continue to adjust our cost structure should the market continue to deteriorate, the statement that RPC will take whatever steps are necessary to endure this downturn and emerge as one of the survivors in our industry, and our projected capital expenditures for 2020. Such risks include changes in general global business and economic conditions, including the decline in prices of oil and natural gas; the combined impact of the OPEC disputes and the COVID-19 pandemic on our operations; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

First Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
REVENUES	$243,777	$235,997	$334,656
COSTS AND EXPENSES:
Cost of revenues	181,944	176,882	252,395
Selling, general and administrative expenses	36,530	36,842	45,421
Impairment and other charges	205,536	10,623	-
Depreciation and amortization	39,293	40,322	42,505
Gain on disposition of assets, net	(819)	(797)	(3,504)
Operating loss	(218,707)	(27,875)	(2,161)
Interest expense	(113)	(73)	(89)
Interest income	334	330	800
Other (expense) income, net	(308)	160	445
Loss before income taxes	(218,794)	(27,458)	(1,005)
Income tax benefit	(58,371)	(4,096)	(266)
NET LOSS	$(160,423)	$(23,362)	$(739)

LOSS PER SHARE
Basic	$(0.76)	$(0.11)	$0.00
Diluted	$(0.76)	$(0.11)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	212,311	212,029	212,491
Diluted	212,311	212,029	212,491

First Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$82,646	$113,014
Accounts receivable, net	247,965	319,205
Inventories	97,267	124,464
Income taxes receivable	35,000	8,613
Prepaid expenses	8,701	9,343
Assets held for sale	5,385	-
Other current assets	2,860	3,213
Total current assets	479,824	577,852
Property, plant and equipment, net	295,262	537,289
Operating lease right-of-use assets	33,250	45,854
Goodwill	32,150	32,150
Other assets	28,646	33,347
Total assets	$869,132	$1,226,492

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$70,601	$109,892
Accrued payroll and related expenses	19,791	26,162
Accrued insurance expenses	7,092	6,362
Accrued state, local and other taxes	3,774	4,728
Income taxes payable	1,791	3,519
Current portion of operating lease liabilities	10,215	12,547
Other accrued expenses	4,914	317
Total current liabilities	118,178	163,527
Long-term accrued insurance expenses	14,865	12,709
Long-term pension liabilities	33,208	32,553
Long-term operating lease liabilities	27,529	34,348
Other long-term liabilities	49	2,506
Deferred income taxes	4,068	52,986
Total liabilities	197,897	298,629
Common stock	21,526	21,514
Capital in excess of par value	-	-
Retained earnings	672,912	927,556
Accumulated other comprehensive loss	(23,203)	(21,207)
Total stockholders' equity	671,235	927,863
Total liabilities and stockholders' equity	$869,132	$1,226,492

First Quarter 2020 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to Adjusted Net Loss and the Reconciliation of Loss Per Share to Adjusted Loss Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Reconciliation of Net Loss to Adjusted Net Loss

Net Loss	$(160,423)	$(23,362)	$(739)
Add:
Discrete tax adjustments	22,807	3,468	-
Impairment and other charges, net of tax	128,642	5,957	-
Total Impact of Discrete tax adjustments and Impairment and other charges	151,449	9,425	-
Adjusted Net Loss	$(8,974)	$(13,937)	$(739)

Reconciliation of Loss Per Share to Adjusted Loss Per Share

Loss Per Share	$(0.76)	$(0.11)	$0.00
Total Impact of Discrete tax adjustments and Impairment and other charges	$0.71	$0.04	$-

Adjusted Loss Per Share	$(0.04)	$(0.07)	$0.00

Weighted Average Shares Outstanding	212,311	212,029	212,491

First Quarter 2020 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Loss to Adjusted Operating Loss, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Reconciliation of Operating Loss to Adjusted Operating Loss

Operating Loss	$(218,707)	$(27,875)	$(2,161)
Add:
Impairment and other charges	205,536	10,623	-
Adjusted Operating Loss	$(13,171)	$(17,252)	$(2,161)

First Quarter 2020 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Net Loss	$(160,423)	$(23,362)	$(739)
Add:
Income tax benefit	(58,371)	(4,096)	(266)
Interest expense	113	73	89
Depreciation and amortization	39,293	40,322	42,505
Less:
Interest income	334	330	800
EBITDA	$(179,722)	$12,607	$40,790
Add:
Impairment and other charges	205,536	10,623	-
Adjusted EBITDA	$25,814	$23,230	$40,790